Exhibit 3.2(i)

[STAMP]

ARTICLES OF ORGANIZATION

OF

UNIFI Manufacturing Virginia, LLC

Pursuant to §57 C-2-20 of the General Statutes of North Carolina, the undersigned hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1.	The name of the limited liability company is UNIFI Manufacturing Virginia, LLC.

2.	The latest date on which this limited liability company is to dissolve is October 31, 2026.

3.	The name and address of each organizer executing these Articles of Organization are:

Name:	Address:
Charles F. McCoy	Frazier, Frazier & Mahler, L.L.P. Post Office Drawer 1559 Greensboro, NC 27402

Ben Sirmons	Frazier, Frazier & Mahler, L.L.P. Post Office Drawer 1559 Greensboro, NC 27402

4.	The address of the initial registered office of the limited liability company in the State of North Carolina is 102 North Elm Street, Suite 206, Southeastern Building, Greensboro, Guilford County, North Carolina 27401; and the name of the initial registered agent is Clifford Frazier, Jr.

5.	The Limited Liability Company is a Member-managed Limited Liability Company and all the members by virtue of their status as members shall be Managers of this Limited Liability Company.

6.

To the fullest extent permitted by the North Carolina Limited Liability Company Act as it exists or may hereafter be amended, no person who is serving or who has served as a Member-Manager of the limited liability company shall be personally liable to the limited liability company or any of its members for monetary damages for breach of duty as a Member-Manager, and the limited liability company shall indemnify the Member-Managers and make advances for expenses to them with respect to matters capable of indemnification under the Act. The company shall indemnify its employees and other agents provided that such indemnification in any given situation is approved by a majority in interest of the Members. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Organization inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

These articles will become effective upon filing.

This is the 22nd day of November, 1996.

/s/ Charles F. McCoy
Charles F. McCoy
Organizer

/s/ Ben Sirmons
Ben Sirmons
Organizer